Exhibit 10.6
PNM RESOURCES, INC.
2007 OFFICER INCENTIVE PLAN

INTRODUCTION

This document serves as a comprehensive single source of information about the PNM Resources, Inc. Officer Incentive Plan (the “Plan”). It describes the objectives of the Plan, its various elements, and how they function. If you have questions that are not addressed by this document, please direct them to the Compensation Department.

PLAN OBJECTIVES

The Plan is designed to motivate and reward participants for achieving and exceeding annual company, business unit and individual goals, and the company-wide earnings per share (“EPS”) goal.

EFFECTIVE DATES

The Plan is effective from January 1, 2007 through December 31, 2007 (the “Plan Year”). Management reserves the right, however, to adjust, amend or suspend the Plan at its discretion during the Plan Year, with the approval of the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”).

ADMINISTRATION

•	Plan Year Goals

Individual goals sets (e.g. combined company, business unit, and individual) will be established for each Officer. After considering the recommendations of management, the Committee will approve the company-wide EPS goals against which performance will be measured for the Plan Year.

•	Incentive Award Approvals and Payout Timing

Shortly after the end of the Plan Year, the Committee or the Board will, in its sole discretion, determine the final performance results, which will be used to calculate awards, if any. Awards will be distributed by check to eligible participants following such approval. The payment, generally, will be made by March 15 following the end of the Plan Year. If it is administratively impractical to make the payment by March 15, the payment shall be made as soon as reasonably practical following March 15. The payments also may be delayed in accordance with regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986.

•	Provisions for a Change in Control

Pursuant to the PNM Resources, Inc. Officer Retention Plan, if a participant’s employment is terminated during a “Protection Period” (as defined in the Officer Retention Plan), the participant may be entitled to a pro-rata award equal to 50% of the maximum award available under this Plan as in effect during the Protection Period. Please refer to the Officer Retention Plan for additional information.

If a participant’s employment is not terminated prior to the end of the Plan Year in which a “Change in Control” occurs, the participant shall receive an award for that Plan Year determined in accordance with the provisions of this Plan. If the Plan is modified in any way as to change the amounts paid under the Plan, the participant shall receive an award equal to 50% of the maximum award available under this Plan as in effect during the Protection Period. Please refer to the Plans for additional information. For purposes of this Plan, the term “Change in Control” shall mean and refer to any “change in control event” within the meaning of Prop. Treas. Reg. § 1.409A-3(g)(5). The payments due pursuant to this paragraph shall be paid at the same time as incentive awards normally are paid.

ETHICS

The purpose of the Plan is to fairly reward performance achievement. Any employee who manipulates or attempts to manipulate the Plan for personal gain at the expense of customers, other employees or company objectives will be subject to appropriate disciplinary action, up to and including termination of employment and will forfeit any bonus under the Plan.

ELIGIBILITY

All officers are eligible to participate in the Plan with the exception of the Vice Presidents and Co-Presidents for First Choice Power, who will participate in the First Choice Power, L.P. Incentive Plan or the First Choice Power, L.P. Energy Trading Plan. For purposes of this Plan, officer means any employee of the company named by the Board with the title of Chief Executive Officer, President, Executive Vice President, Senior Vice President or Vice President.

•	Pro Rata Awards for Partial Service Periods

Pro rata awards for the number of months actively employed at each eligibility level during the Plan Year will be paid to the following participants at the time awards are paid to all participants: (Note: Any months in which a participant is actively on the payroll for at least one day will count as a full month.)

-	Participants who are newly hired during the Plan Year.

-	Participants who are promoted, transferred or demoted during the Plan Year.

-	Participants who are on leave of absence for any full months during the Plan Year.

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Participants who are impacted or leave the company due to retirement or disability during the Plan Year. (Note: For purposes of the Plan, “retirement” means termination of employment with the company and all affiliates after the employee has attained: (1) age forty-five and twenty years of service; (2) age fifty-five and ten years of service; (3) the age at which the early distribution penalty of Section 72(t) of the Internal Revenue Code no longer applies and five years of service; or (4) any age and thirty years of service.)

-	Participants who die during the Plan Year, in which case the award will be paid to the spouse of a married participant or the legal representative of an unmarried participant.

•	Forfeiture of Awards

Any participant who terminates employment on or before awards are distributed for the Plan Year for any reason other than death, impaction or retirement (e.g., voluntary separation, termination for performance or misconduct - even if the terminated participant elects to take retirement) will not be eligible for payment of an award.

•	Eligible Base for Incentive Purposes

For the purpose of incentive calculations, the participant’s annual rate of pay effective December 31 of the Plan Year will be used unless the participant has been demoted during the Plan Year. In this event, the participant’s annual rate of pay may be prorated based on the period of time worked at each level.

AWARD DETERMINATION

Awards may be earned for performance that provides additional value to our shareholders. The incremental performance needed to fund awards is taken into consideration in establishing performance thresholds and goals under the Plan.

•	Performance Thresholds

In order to be eligible for incentive awards, the following performance threshold must be met for 2007 (Individual Award):

-	Individual goal results at the “Threshold” performance level or above. If this performance threshold is not met, no award will be paid for the Plan Year.

In order to be eligible for the award enhancement, the following performance threshold must be met for 2007:

-	Company-wide EPS of $1.78 or more. If this performance threshold is not met, no award enhancement will be applied.

•	Individual Goals Award Opportunity

For the 2007 Plan Year, individual goals award opportunities are as follows:

Award Eligibility Level	Individual Goal Set
	Threshold*	Stretch*	Optimal*
Chairman, President, and CEO	16.0%	28.0%	40.0%

SVP, Chief Financial Officer	9.6%	16.8%	24.0%
SVP, Chief Administrative Officer	8.0%	14.0%	20.0%
All Other Senior Vice-Presidents	6.4%	11.2%	16.0%

VP, Corporate Controller VP, Treasurer VP, Power Production VP, CIO VP, People Services VP, Energy Supply and Marketing VP, Corporate Strategy & Development VP, Deputy General Counsel & Corporate Secretary	5.6%	9.8%	14.0%
All Other Vice-Presidents	4.0%	7.0%	10.0%
 Note: Vice Presidents and Co-Presidents of First Choice Power do not participate in the Officer Incentive Plan

•	Earnings Per Share (EPS) Award Enhancement

For the 2007 Plan Year, the EPS award enhancement opportunities are as follows:

EPS (Threshold) = $1.78	EPS = $1.79 to $2.02	EPS (Optimal) = $2.03
Individual Award is enhanced with a multiplier of 1.15x	Individual Award is enhanced 1.31x to 4.85x using straight-line interpolation	Individual Award is enhanced a maximum of 5x

For this Plan, EPS is defined as net income related to running the business (excluding certain extraordinary items or events that result in windfalls or penalties which are not in keeping with the spirit of the Plan) divided by the number of shares of PNM Resources, Inc. common stock outstanding.

•	Cash Flow Award Modifier

The award opportunity will be modified by a cash flow measure. The cash flow measure is Funds from Operations (FFO)to Debt, which is a debt coverage ratio that is used to measure cash-based earnings compared to total debt.

The Cash Flow modifier will be calculated as a percentage of the Officer Incentive Plan bonus amount, and will be added or subtracted from this amount to determine the final award.

Cash Flow Modifier Table:

Level	FFO/Debt Result	Cash Flow Modifier
	Under 15%	(20%)
Threshold	15.0%	(10%)
	15.1%	(6.667%)
	15.2%	(3.33%)
Stretch	15.3%	0
	15.4%	3.333%
	15.5%	6.667%
Optimal	15.6%	10%

•	Award Calculation

Individual goal performance that meets or exceeds the threshold level will be eligible for an award. The amount of each participant’s award is determined by the participant’s eligibility level and individual goal results.

Company EPS performance that meets or exceeds the threshold level will serve as an enhancement to the award paid for Individual performance. As identified in the “EPS Award Enhancement” table above, the award enhancement will be a minimum of 1.15x at the EPS threshold level, a maximum of 5.0x at the EPS optimal level, and interpolated between the EPS threshold and optimal levels.

The resulting percent is multiplied by the participant’s eligible annual base salary to determine the amount of the participant’s award. The FFO/Debt modifier achievement modifies the calculated bonus depending on the level of achievement outlined in the table above.

Award Example: Assume that overall Individual results are at the optimal performance level, company-wide EPS performance is $1.90 (3.0x multiplier), and the FFO/Debt is 15.1%. A participant who is eligible for an award at the Vice-President eligibility level would receive an award of 30.0% of annual salary. That is, individual goal results at the optimal performance level resulting in an award of 10%. This amount then enhanced by 3.0x for EPS performance and modified by (6.667%) for the cash flow measure. Assuming the participant’s annual base salary at year-end is $185,000 the award would be $51,800, which is calculated as follows:

Step 1: 10% (individual goal results) x 3.0 (EPS multiplier) = 30.0%

Step 2: $185,000 (base salary) x 30.0% = $55,500

Step 3: $55,500 x 6.667% (cash flow modifier) = $3,700

Step 4: $55,500 - $3,700 = $51,800 (final award)

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